GETGO Inc. Signs Agreement for 25% Interest in Analytic Solutions; XML Programming an Important Core Competency for GETGO

DENVER--(BUSINESS WIRE)--June 26, 2001--GETGO Inc. (Nasdaq:GTGO) today announced the execution of a letter of intent to acquire for cash a 25% equity position in Analytic Solutions.com Inc.

The cash transaction brings software licensing revenue to GETGO for Analytic's "PROLINK" work force collaboration software, as well as PROLINK-related fee-for-services programming revenues.

Management believes that acquiring an XML-programming core competency will help GETGO more rapidly bring intellectual properties to market, and will also bolster GETGO's revenue stream via PROLINK software and services sales.

Shawn McKenna, Analytic Solution's president, said, "As a profitable company, we're pleased to align ourselves with the senior management team at GETGO. Their aggressive growth and bottom-line plans are complementary to our own. With clients as diverse as Chase Manhattan and General Motors Acceptance Corp., I believe Analytic Solutions brings unique programming capabilities and real revenue potential to GETGO."

"We are delighted that Shawn McKenna and Analytic Solutions have chosen to become a GETGO company," said Dr. Derrin Smith, chairman and chief executive officer, GETGO Inc. "I believe this transaction enhances GETGO shareholder value by providing independent near-term revenues, while acting as a synergistic platform for additional product development and further accretive acquisitions."

Analytic Solutions is a provider of custom software solutions to businesses. Since its inception, Analytic Solutions has been retained to provide ongoing services to Chase Manhattan Bank, General Motors Acceptance Corp. (GMAC), State of Colorado Public Employees' Retirement Association, McCracken Financial Systems and First Trust Corp. Services rendered have ranged from architecture and design for the GMAC e-commerce Web site, to development of trading systems for the Chase fixed income trading floor integrating multiple internal and external data sources for the daily mark-to-market and investment analysis of approximately 15,000 fixed income securities spanning 70 separately managed portfolios.

For more information on GETGO or any of its subsidiaries, log on to www.getgocorp.com or contact GETGO investor relations.

Statements in this news release that are not strictly historical are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a high degree of risk and uncertainty that exist in GETGO Inc.'s proposed operations and business environment. Such statements are predictions only, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the development of the company's new and uncertain business model, uncertainty regarding acceptance of the company's products and services, and the company's limited operating history in this business segment.

CONTACT: GETGO Inc., Denver
Derrin Smith, 303/771-3850
or
Muir, Crane & Co., Los Angeles
Bryan G. Crane, 213/683-8100
bcrane@muircrane.com
--------------------

Getgo In Letter To Buy 25% Stake In Analytic Solutions.com

DENVER -(Dow Jones)- Getgo Mail.com Inc. (GTGO) signed a letter of intent to acquire for cash a 25% stake in Analytic Solutions.com Inc., a maker business software.

In a press release Tuesday, Getgo said it expects to gain revenue from software licensing and service fees related to Analystic Solutions.com's Prolink system.

In February, the technology development company terminated the proposed acquisiton of Radio Networks LLC and fired its chief financial officer and another board member.

Getgo shares closed Monday at 97 cents, up 2 cents on the day, on Nasdaq volume of 4,600 shares. Average volume is 8,016 shares.

Company Web site: www.getgocorp.com

-Pamela Tate; Dow Jones Newswires; 201-938-5400

(This story was originally published by Dow Jones Newswires)

GETGO Inc. Signs LOI for 13% Interest in Preface Systems; Preface Systems' Software Targets Multi-Billion Dollar Health Care Insurance Payment Processing Industry

DENVER--(BUSINESS WIRE)--June 28, 2001--GETGO Inc., (NASDAQ:GTGO) today announced execution of a letter of intent to acquire for cash a 13% equity position in Preface Systems, Inc.

The cash and consulting services transaction will give GETGO an entry position into the health-care insurance claims processing industry.

Management believes that acquiring this equity position in Preface Systems will create GETGO shareholder value while allowing GETGO to apply Analytic Solutions' XML competency in completing development of Preface Systems' software product.

Tom Ward, President of Preface Systems, said: "I am excited about this opportunity and we believe that having GETGO and Analytic Solutions as our co-development, co-deployment partners will accelerate our product development cycle."

Mel Nelson, GETGO's Vice President of Business Development for North American Operations, stated: "This investment is consistent with GETGO's intellectual property strategy, and I would call this a `Win-Win-Win' for GETGO, for Analytic Solutions, and for Preface Systems."

     About Preface Systems

Preface Systems is developing a Web-enabled processing system to address a portion of the +$30 billion annual health insurance claim transactions, targeting a solution for the current 30-35% claims rejection rate, ease of integration with existing client systems and reduction in the estimated $50 billion in annual fraud and handling charges associated with these transactions.

For more information on GETGO or any of its subsidiaries, log on to www.getgocorp.com or contact investor relations.

Statements in this news release that are not strictly historical are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a high degree of risk and uncertainty that exist in GETGO Inc.'s proposed operations and business environment. Such statements are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the development of the Company's new and uncertain business model, uncertainty regarding acceptance of the Company's products and services and the Company's limited operating history in this business segment.

CONTACT: GETGO, Inc.
Derrin Smith, 303/771-3850
or
Muir, Crane & Co.
Bryan G. Crane, 213/683-8100